Filed Pursuant to Rule 424(b)(2)
Registration No. 333-184794
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 6, 2012)

General Electric Capital Corporation

$3,000,000,000
GE Capital Select Notes

          The GE Capital Select Notes (the “Notes”) are designed to provide you with a convenient means of investing funds directly in General Electric Capital Corporation (“GE Capital”) for a fixed term. The interest rate, maturity and other terms of the Notes will be disclosed in pricing supplements filed with the Securities and Exchange Commission.

          An investment in the Notes involves risks. You should carefully consider the following risk factors and the risks described under “Risk Factors” on page S-5 of this prospectus supplement and on the cover page of the accompanying prospectus, as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement.

•

The Notes are designed for investors who intend to hold them until their stated maturity. If you invest in the Notes, you will only be able to redeem the full amount of your investment prior to its stated maturity date within the first ten calendar days after your investment is completed. After that time, if you elect to redeem your Notes prior to their stated maturity, you will incur a five percent (5%) early redemption penalty and will only receive 95% of the aggregate principal amount of your initial investment amount (plus 100% of any accrued but unpaid interest and the principal amount of all Notes acquired upon the investment of previously paid interest) upon redemption.

•	We reserve the right to modify, withdraw, or cancel the offer made by this prospectus supplement and the accompanying prospectus at any time.

•

The Notes are not equivalent to a deposit or other bank account and are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance. The Notes are not a brokerage account with GE Capital Markets, Inc. or any other broker/dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

•

All investments in the Notes are senior, unsecured obligations of GE Capital and are not obligations of or guaranteed by General Electric Company, GE Capital Bank, GE Capital Retail Bank, the Agent Bank or any other company. It is possible to lose money if GE Capital becomes unable to pay its debts.

•	The Notes are non-transferrable and are not listed on any securities exchange. There is no secondary market for the Notes.

          For information regarding the GE Capital Select Notes, please call 1-800-433-4480 or access our website at http://www.gecapitalinvestdirect.com.

          Please read this prospectus supplement, the accompanying prospectus and any applicable pricing supplement hereto carefully and retain for future reference.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

          The Notes may be offered through GE Capital Markets, Inc., as agent.

Prospectus Supplement dated November 6, 2012.

TABLE OF CONTENTS

Prospectus Supplement

SUMMARY	S-3
RISK FACTORS	S-5
THE GE CAPITAL SELECT NOTES	S-7
UNITED STATES FEDERAL TAX CONSIDERATIONS	S-11

Prospectus

RISK FACTORS	Cover
WHERE YOU CAN GET MORE INFORMATION ON GE CAPITAL	1
FORWARD-LOOKING STATEMENTS	1
THE COMPANY	2
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	3
CERTAIN TERMS OF THE NOTES	3
PLAN OF DISTRIBUTION	6
LEGAL OPINION	6
EXPERTS	6

SUMMARY

Issuer	General Electric Capital Corporation

Principal Executive Offices of GE Capital	901 Main Avenue, Norwalk, CT 06851-1168
(Telephone: (203) 840-6300)

Title	GE Capital Select Notes

Amount	Up to $3,000,000,000 aggregate initial offering price

Agent Bank	The Bank of New York Mellon, or a successor agent thereto

Servicing Agent	The Bank of New York Mellon, or a successor agent thereto

Status

The Notes are unsecured and rank equally and ratably with all other unsecured and unsubordinated indebtedness of GE Capital. GE Capital had outstanding indebtedness at September 30, 2012 of approximately $331.8 billion, excluding subordinated notes and debentures payable after one year.

Interest

We will offer Notes in multiple series, each of which will have a fixed term, interest rate and such other terms as determined by the GE Capital Select Committee and disclosed in the applicable pricing supplement.

For each investment in a series of Notes, you may elect to receive monthly interest payments or to receive all interest on such Notes at the stated maturity or upon an early redemption of such Notes.

Interest that an investor elects to receive at maturity or upon an early redemption of a series of Notes will be paid on a monthly basis and automatically invested in Notes having the same interest rate and stated maturity date as the Notes for which such interest was paid. Notes acquired upon the investment of interest payments will not be redeemable by you except in connection with the redemption of the underlying Notes upon which such interest was paid. See page S-7.

Maturity

Each series of Notes will have a stated term as determined by the GE Capital Select Committee and disclosed in the applicable pricing supplement. The maturity date of any Note will be determined based on the date on which the investment in such Note is funded.

Marketing Incentives

We may offer marketing incentives to certain investors who make initial investments in the Notes. As of the date of this prospectus supplement, we are not offering any such incentives. Whether these or other incentives will be available at any time will be determined by the GE Capital Select Committee in its sole discretion — see page S-9.

Principal	The principal amount of your investment in any series of Notes is equal to the total amount of your investments in such series of Notes. You may receive less than the principal amount of your

Notes in the event of an early redemption, as described under “The GE Capital Select Notes – Optional Redemption by the Holder.”

Fees

We may assess certain fees from time to time as determined by the GE Capital Select Committee in its sole discretion, including, without limitation, for paper copies of historical statements and other services. We will disclose any fees or changes to fees in prospectus supplements and pricing supplements filed with the SEC.

Redemption at Option of GE Capital

The Notes are redeemable by GE Capital at any time at a redemption price equal to the principal amount of the Notes (or portion thereof) being redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption. See page S-9.

Redemption at the Option of the Holder	Notes are redeemable in whole but not in part by the holder thereof at any time.

Each investment in a series of Notes may be redeemed by the holder thereof, at par and without incurring a five percent early redemption penalty, during the first ten calendar days after such investment is completed. If you elect to redeem your Notes during this ten-day period, you will not receive any interest with regard to the redeemed investment.

After the expiration of the ten-day redemption period noted in the immediately preceding paragraph, if you elect to redeem your Notes prior to their stated maturity, you will incur a five percent (5%) early redemption penalty and will only receive 95% of the aggregate principal amount of your initial investment (plus 100% of any accrued but unpaid interest and the principal amount of all Notes acquired upon the investment of previously paid interest) upon redemption— see page S-9.

In addition, subject to certain conditions, we will redeem, in whole but not in part, Notes following the death of the registered owner of such Notes at a price equal to 100% of the principal amount of such Note plus unpaid interest accrued to but not including the date of redemption, and without the application of an early redemption penalty.

Form of Notes	The Notes are offered by prospectus only to persons whose registered addresses are in the United States. The Notes are in uncertificated form.

Non-Transferrable	The Notes are non-transferrable.

Taxation	Interest earned on the Notes is subject to taxation. Backup withholding and information reporting may apply to certain persons — see page S-11.

Trustee	The Bank of New York Mellon, as trustee, under an Indenture dated as of November 5, 2012.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any applicable pricing supplement is accurate as of any date other than their respective dates.

          References in this prospectus supplement to “GE Capital,” “GECC,” “we”, “us” and “our” are to General Electric Capital Corporation.

RISK FACTORS

          Investing in the Notes involves risks. You should carefully consider the risks described below, on the cover page of this prospectus supplement, under “Risk Factors” on the cover page of the accompanying prospectus or in the other documents incorporated by reference into the accompanying prospectus (which risk factors are incorporated herein by reference), as well as the other information contained or incorporated by reference in the accompanying prospectus or in this prospectus supplement before making a decision to invest in the Notes.

          This prospectus supplement does not describe all of the risks of an investment in the Notes. You should consult your own financial and legal advisors about the risks entailed by an investment in the Notes and the suitability of your investment in the Notes in light of your particular circumstances. You should also carefully consider, among other factors, the matters described below.

          After the expiration of the ten-day redemption period, holders who elect to redeem Notes prior to the stated maturity date of such Notes will incur a five percent (5%) early redemption penalty and will only receive 95% of the aggregate principal amount of your initial investment amount in such Notes.

          The Notes are designed for investors who intend to hold them until their stated maturity. If you invest in the Notes, you will only be able to redeem the full amount of your investment prior to its stated maturity date within the first ten calendar days after your investment is completed. After that time, if you elect to redeem your Notes prior to their stated maturity, you will incur a five percent (5%) early redemption penalty and will only receive 95% of the aggregate principal amount of your initial investment amount in such Notes (plus 100% of any accrued but unpaid interest and the principal amount of all Notes acquired upon the investment of previously paid interest) upon redemption.

          The interest rate on any investment in a series of Notes will be determined only once such investment is funded, which could be after the offered rate for the Notes for which you subscribed has changed.

          An investment in the Notes is completed once the investment is funded. Investments in Notes that are funded by ACH transfer from a linked bank account or from a partial redemption of an existing GE Interest Plus investment will be funded within three business days. However, investments to be held by trusts and investments to be funded by mailing a check to the Servicing Agent are only funded once the check, in an amount equal to the subscribed Notes, and any other required documents in relation to the investment are received and processed by the Servicing Agent, at which time the investment process will be completed. Regardless of how an investment is funded, once the Servicing Agent has completed the investment process, the investment in the subscribed-for Notes will be completed using the highest interest rate offered for such series of Notes during the seven-day period prior to completion of the investment process. As a result, if the investment process for your investment is not completed within seven days of when you started the investment process, the interest rate for such Notes could be materially different than the interest rate shown to you on the day you commenced the investment process online.

          If you are unhappy with the interest rate on any investment and wish to cancel your investment, you must do so prior to the expiration of the ten-day redemption period, which period begins the day the investment is completed and expires on the tenth day thereafter. After that time, you will not be able to redeem your Notes without incurring a five percent (5%) early redemption penalty.

          Because the Notes are non-transferrable and are subject to an early redemption penalty on the redemption of Notes prior to their stated maturity, you may not be able to experience liquidity prior to the stated maturity of any Notes in which you invest.

          As described herein, the Notes are non-transferrable and, accordingly, there is no secondary market for the Notes. Unless the Notes are earlier redeemed, you will not receive any payments of principal prior to maturity. GE Capital may redeem the Notes prior to maturity, but it is not required to do so. In addition, after the expiration of the ten-day redemption period, you may not redeem Notes prior to their stated maturity date without incurring a five percent (5%) early redemption penalty. You should consider your needs for liquidity before investing in the Notes, and you should be prepared to hold any Notes purchased in this offering until their maturity.

          If you elect to receive interest on a series of Notes upon the maturity of such Notes and the term of such Notes includes more than one tax period, you may be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.

          A holder of Notes is required to include interest on such Notes in income as such interest is accrued, regardless of whether such interest is received by the holder in monthly cash payments or the holder elects to defer the receipt of such cash interest payments until the maturity of such Notes by having such interest reinvested in additional Notes. As a result, if such holder elects to receive interest on such Notes at maturity, such holder may be required to recognize such interest income in advance of receipt of actual cash payments of such income.

THE GE CAPITAL SELECT NOTES

          We summarize various terms that apply generally to our GE Capital Select Notes in the accompanying prospectus under the caption “Certain Terms of the Notes”. The following description of the Notes supplements that description. Consequently, you should read this prospectus supplement together with the accompanying prospectus in order to understand the terms of the Notes. However, if terms used in this prospectus supplement are inconsistent with the accompanying prospectus, this prospectus supplement controls with regard to the Notes.

          This section summarizes the material terms that will apply generally to the Notes. The specific terms of your Notes will be described in the applicable pricing supplement that will accompany this prospectus supplement and the accompanying prospectus. Those terms will supplement and, if applicable, may modify or replace the general terms described in this section and in the accompanying prospectus. If your pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, your pricing supplement will control with regard to your Notes. Consequently, the statements we make in this section or in the accompanying prospectus may not apply to your Notes.

          When we refer to your pricing supplement, we mean the pricing supplement describing the specific terms of the Notes you purchase. When we refer to the accompanying prospectus, we mean our prospectus dated November 6, 2012. Unless we say otherwise below, the terms we use in this prospectus supplement that we also use in the accompanying prospectus have the meanings we give them in that document. Similarly, the terms we use in your pricing supplement that we also use in this prospectus supplement will have the meanings we give them in this document, unless we say otherwise in your pricing supplement.

Form of Notes

          We will issue the Notes only as registered securities, which means that the name of the holder will be entered in a register that will be kept by the Servicing Agent.

Interest

          The Notes will bear interest at a fixed rate described in your pricing supplement. Each Note will bear interest from its original issue date to but not including the stated maturity date of such Note, unless earlier redeemed. Interest on the Notes will accrue and compound daily. The Notes are not amortized or subject to a sinking fund. Payment of interest will be as described under “—Payment and Transfer” below.

Payment and Transfer

          PAYMENT OF PRINCIPAL. All payments of principal upon the stated maturity or upon an early redemption of a Note will be made by check mailed to the registered holder of such Note at the address specified in the register maintained by the Servicing Agent. If the applicable Notes have been redeemed by you prior to their stated maturity, we will deduct the five percent (5%) early redemption amount from the principal amount to be mailed to you. See “—Optional Redemption by the Holder.”

          PAYMENT OF INTEREST. For any investment in a series of Notes, you may elect to receive monthly payments of interest on such Notes or to receive all accrued interest with regard to such Notes upon the stated maturity or upon an early redemption of such Notes. Monthly payments of interest will be made by ACH transfer to an external bank account linked to your investment or by check if an external bank account is not linked to your investment. If you elect to receive all such interest at maturity, interest accrued during the term of such Notes will be paid on a monthly basis and automatically invested in Notes having the same interest rate and stated maturity date as the Notes for which such interest was paid. As a result, all accrued interest with regard to such Notes will be paid in a single payment together with the principal amount of the Notes upon the stated maturity or upon an early redemption of such Notes. Payment of interest at maturity will be made as described above under “—Payment of Principal.”

          During the term of a series of Notes, you may change the method by which your interest is paid (either from receiving monthly cash payments of interest to receiving a single payment at maturity or vice versa) by submitting required documentation to the Servicing Agent. Such documentation may include documentation necessary to link an external bank account to the applicable Notes investment. Please note that the processing of such request may take up to ten business days. The requested change will be effective starting with the interest period immediately following the one in which the request is processed. With regard to a request to an election to begin receiving monthly cash interest payments, such election, once processed and effective, will only be effective for succeeding interest periods and payments. In such a case, interest from prior interest periods will only be paid upon the stated maturity of such Notes.

          Unless we describe other procedures in a pricing supplement, Notes will not be transferable.

Agent Bank and Servicing Agent

          We have engaged The Bank of New York Mellon as a servicing agent to perform recordkeeping, investor servicing and other services in connection with the Notes and as an agent bank to process funds receipts and disbursements and related services. For these services, we pay The Bank of New York Mellon an administrative fee. We refer to The Bank of New York Mellon or any successor agents, as the “Servicing Agent” and/or “Agent Bank,” as applicable, in this prospectus. In the future, we may engage a different Servicing Agent and/or Agent Bank to perform such services in connection with the Notes. We would expect to pay administrative fees to any successor agent we engage.

Fees

          We may assess certain fees from time to time as determined by the GE Capital Select Committee in its sole discretion, including, without limitation, for paper copies of historical statements and other services. We will disclose any new fees or changes to existing fees in future prospectus supplements or pricing supplements filed with the SEC. We will arrange with you for the payment of such fees prior to or simultaneously with the rendering of services for which fees are payable.

Investor Statements

          You will receive regular statements (electronically or via mail) showing a summary of all of your transactions in the Notes, interest earned, the principal amount of Notes held by you at the open and close of the period, and other important information.

Obligation to Review Investment Activity and Maintain Accurate Information on File with Us

          You are responsible for promptly examining each monthly statement to determine the accuracy of all activity that month with regard to your Notes investments. If your statement shows activity that you did not authorize, notify us at once. In addition, you must promptly provide the Servicing Agent with notice of any change in your address. If your registered investment address is not kept up to date and mail is returned to us by the United States Post Office and we cannot locate you, we may be required after a specified time period to remit your investment as abandoned property as required by applicable state unclaimed property law. You may update your address through the GE Capital Select website or in writing. Address change requests sent to us in writing must include your investment number and be signed by all owners of the investment. In addition, each owner must provide a copy of an acceptable form of identification. Acceptable forms of identification include a U.S. Driver’s License, a U.S. State Identification, or a U.S. passport or passport card.

Minimum Investment and Maximum Aggregate Investment Amounts

          The minimum investment in any series of Notes is $1,000.

          An investor in Notes may be the registered owner of no more than $5,000,000 in aggregate principal amount of Notes (excluding any interest that is to be received at maturity).

          If your investment in a series of Notes at any time falls below $1,000, we have the right to redeem your investment in such Notes. Additionally, if an investor is the registered owner of more than $5,000,000 in aggregate principal amount of Notes, we have the right to redeem the amount of such investor’s Notes in excess of $5,000,000. Before we redeem any Notes pursuant to the two immediately preceding sentences, we will give you at least 30 days prior written notice reminding you of the minimum or maximum level, as applicable, and indicating a redemption date if you neglect to bring your total investment to the minimum level or beneath the maximum level, as applicable, within 30 days of the date of notice. Determinations regarding the amount of an investment in any series of Notes or the aggregate investment of an investor in the Notes will be made by GE Capital in its sole discretion based on the records maintained by the Servicing Agent.

Marketing Incentives

          We may from time to time offer marketing incentives to certain investors making an initial investment in the Notes, depending on the amount of the initial investment. These incentives may include offers to issue to initial investors an additional principal amount of Notes. As of the date of this prospectus supplement, we are not offering any such incentives. Whether these or other incentives will be available at any time will be determined by the GE Capital Select Committee in its sole discretion and will be disclosed in pricing supplements filed with the SEC.

How to Invest

          To invest in the Notes, you must apply online. Unless you are investing on behalf of a trust, you will be able to fund an investment in Notes by (i) transferring funds from a bank account you have successfully linked during the online application process, (ii) mailing a check to the Servicing Agent or (iii) redeeming a portion of an existing GE Interest Plus investment and applying the proceeds from such redemption to fund your investment in Notes. Trust applicants must fund investments in the Notes by mailing a check, along with other required documentation, to the Servicing Agent. Cash, money orders, traveler’s checks, starter checks, cashier’s checks, credit card checks, foreign checks and third party checks are not acceptable.

          All investments must be made in U.S. dollars drawn on a bank located in the U.S.

Optional Redemption by GE Capital

          We may redeem, at any time at our option, all or any part of the Notes. Any partial redemption of Notes will be effected by lot, or pro rata, or by any other method that is deemed fair and appropriate by the trustee for the Notes, except that we may redeem all of the Notes not meeting guidelines established from time to time by the GE Capital Select Committee. We will give at least 30 days prior written notice to you if we decide to redeem your Notes. The principal amount of the Notes (or portion thereof) being so redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption, will be paid by check to the registered holder of the Notes, less any tax withholding, if applicable. Interest on the redeemed amount shall cease to accrue on and after the effective date of redemption.

Optional Redemption by the Holder

          Notes are redeemable in whole but not in part by the holder thereof at any time. Upon the completion of an investment in the Notes, the registered holder of such investment may elect to cancel such investment, at par and without the payment of any early redemption penalty, during the period beginning on the day such investment process is completed and ending on the tenth (10th) calendar day thereafter. After that time, if you elect to redeem your Notes prior to their stated maturity, you will incur a five percent (5%) early redemption penalty and will only receive 95% of the aggregate principal amount of your investment in such Notes (plus 100% of any accrued but unpaid interest and the principal amount of all Notes acquired upon the investment of previously paid interest) upon redemption.

          The principal amount of any Notes being redeemed (less any applicable early redemption amount), plus 100% of any accrued but unpaid interest and the principal amount of all Notes acquired upon the investment of previously paid interest to, but not including, the date of redemption, will be paid by check to the registered holder of the Notes, less any tax withholding, if applicable. Interest on the redeemed amount shall cease to accrue on and after the effective date of the redemption.

Redemption upon the Death of the Holder

          If requested by the authorized representative of the registered holder of a Note, we will redeem such Note following the death of the registered owner of such Note. In such instance, Notes may be redeemed in whole or but not in part at a price equal to 100% of the principal amount of such Note plus unpaid interest accrued to but not including the date of redemption, and without the payment of an early redemption penalty. Interest on the redeemed amount shall cease to accrue on and after the effective date of the redemption.

          To be valid, this redemption option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased registered owner of the Note (including, without limitation, the personal representative or executor of the deceased registered owner or the surviving joint owner with the deceased registered owner) under the laws of the applicable jurisdiction. The death of a person holding an interest in a Note held in a joint investment account will be deemed to be the death of a registered owner of that Note and the entire principal amount of that Note so held will be subject to redemption by us upon request. In addition, in the case of custodial accounts under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act the death of the beneficiary of the account will be deemed the death of the registered owner of that Note for purposes of this redemption option. In the case of trust arrangements the death of a trustee will be deemed to be the death of a registered holder of such Note for purposes of this redemption option.

          The validity of any claim under this redemption option will be determined by the Servicing Agent and us in our sole discretion. In connection with our review of such a claim, we or the Servicing Agent may require one or more of the following items to be provided by the deceased registered owner’s authorized representative:

•

appropriate evidence satisfactory to the Servicing Agent and us (a) that the deceased was the registered owner of the note at the time of death, (b) that the death of the registered owner has occurred, (c) of the date of death of the registered owner, and (d) that the representative has authority to act on behalf of the registered owner or his or her estate;

•

a written request for repayment signed by the authorized representative of the deceased registered owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•

tax waivers and any other instruments or documents that the Servicing Agent and we reasonably require in order to establish the validity of the beneficial ownership of the Note and the claimant’s entitlement to payment; and

•

any additional information the Servicing Agent or we reasonably require to evidence satisfaction of any conditions to the exercise of this redemption option or to document beneficial ownership or authority to make the election and to cause the repayment of the Note.

          In the event of the death of a person holding an interest in a Note held in a joint investment account, the investment may, at the option of the surviving holder, be converted into an investment solely in the name of the surviving holder.

          If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders or beneficial owners thereof.

UNITED STATES FEDERAL TAX CONSIDERATIONS

          You will be taxable on interest payable on the Notes in the year in which you accrue or receive such interest (or would receive such interest, absent an election to receive such interest at maturity), in accordance with your method of tax accounting. Thus, if you elect to receive interest on Notes at maturity, you generally will be required to recognize such interest income in advance of the receipt of actual cash payments of such interest.

          You will recognize gain or loss on redemption of your Notes, whether at the stated maturity or upon an early redemption, equal to the difference between the amount you receive upon such redemption (reflecting the early redemption penalty, if applicable, but not including any amounts representing any interest accrued since the most recent scheduled interest payment date on the Notes) and your tax basis in the Notes. Your tax basis will equal the amount you paid for the Notes, reduced by any marketing incentives that you may receive, and increased by the amount of any interest payments on such Notes that you have elected to defer until maturity by having such interest reinvested in additional Notes. If you hold the Notes as capital assets, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss to the extent you have held such Notes for more than one year.

          Backup withholding and information reporting requirements may apply to you if you are not a corporation. The interest income also may be subject to taxation by some state and local governments. If you are an individual that is a holder of Notes, you will receive a statement from the Servicing Agent each year that states the full amount reported to the Internal Revenue Service as taxable income.

          The U.S. Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon your particular situation. You should consult your own tax advisors with respect to the tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

For Additional Information:
Call 1-800-433-4480 or visit us at
http://gecapitalinvestdirect.com

GE Capital Select®

General Electric
Capital Corporation

$3,000,000,000

Fixed Rate Notes

Prospectus Supplement
November 6, 2012